Exhibit 10(m)(m)
                               RGC RESOURCES, INC.

                                   STOCK BONUS
                                      PLAN



Policy Statement: The purpose of RGC Resources, Inc.'s (the "Company") Stock Bonus Plan ("Stock Bonus Plan") is to allow the Board of Directors to reward individual or collective superior performance that has resulted in enhanced stockholder value or returns, and to encourage increased ownership of Company stock by officers and management.

Administration: The Stock Bonus Plan shall be administered by the Board of Directors Compensation Committee. The Committee shall consider recommendations from the Company President before making its bonus award proposal to the Board of Directors. The President shall consider recommendations from the other officers of the Company when making recommendations to the Compensation Committee. The Committee bonus award proposals shall be subject to approval by the Board of Directors.

Timetable: The Compensation Committee shall present its stock bonus award proposal to the Board of Directors at the Boards' annual meeting in January of each year. The Compensation Committee may, for exceptional employee performance, recommend stock bonus awards at times other than and in addition to the normal January proposal.

Financial Operating Impact: The Committee shall consider the potential income statement impact of its stock bonus award proposals and include a statement on the anticipated impact in its proposal to the Board of Directors.

Plan Revision: The Stock Bonus Plan may be revised, temporarily suspended, or revoked by the Board of Directors upon recommendation of the Compensation Committee.

Non Discrimination: The Officers, President and Compensation Committee of the Company will make their recommendations and proposals for stock bonus awards without respect to race, color, age, sex or religious preference. The final decision of the Board of Directors will likewise be non discriminating.

Eligibility: The Stock Bonus Plan is intended as a reward for superior performance of the officers and managers of the Company. However, individual non management employees of the Company may be considered for stock bonus awards when circumstances do not allow adequate recognition of performance through existing compensation sources or plans. For example, stock certificates as perfect attendance recognition may be given to all employees of the Company.




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Officer Ownership Policy: Officers of the Company are encouraged to own a position in the Company's Stock of at least 50 percent of the value of their annual salary. To promote this policy all bonuses for officers with stock ownership positions below the 50 percent ownership level should receive no less than 50 percent of any performance bonuses in the form of Company stock or stock options unless otherwise approved by the Compensation Committee.

Stock Options: The Compensation Committee and Board of Directors may use stock options in the place of or in conjunction with stock bonuses once the Company has in place an SEC approved non qualified stock option plan.

Adoption: This plan was originally adopted on January 23, 1994 at a meeting of the Board of Directors of Roanoke Gas Company held at its Corporate Offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016. RGC Resources, Inc. adopted this amended and restated plan on August 23, 1999 at a meeting held at its corporate offices at 519 Kimball Avenue, N.E., Virginia 24016.




                                                  s/Roger L. Baumgardner
                                                    Corporate Secretary

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